As filed with the Securities and Exchange Commission on June 28, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARRIS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-1965727
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3871 Lakefield Drive

Suwanee, Georgia 30024

(678) 473-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lawrence A. Margolis

Executive Vice President, Law and Administration and Secretary

ARRIS Group, Inc.

3871 Lakefield Drive

Suwanee, Georgia 30024

(678) 473-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. Brinkley Dickerson, Jr.

Troutman Sanders LLP

600 Peachtree Street, Suite 5200

Atlanta, Georgia 30308-2216

(404) 885-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	21,267,000	$14.43	$306,882,810	$41,858.82

(1)

The Registrant is hereby registering for resale (i) 10,633,500 shares of the Registrant’s common stock pursuant to the terms of a registration rights agreement dated as of January 11, 2013, and (ii) 10,633,500 shares of the Registrant’s common stock pursuant to the terms of a registration rights agreement dated as of April 17, 2013. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2)

The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended, using the average of the high and low prices of the Registrant’s common stock as reported on The NASDAQ Global Select Market on June 26, 2013, which was $14.43 per share.

PROSPECTUS

ARRIS GROUP, INC.

21,267,000 SHARES OF COMMON STOCK

OFFERED BY SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time of up to an aggregate of 21,267,000 shares of our common stock for the account of the selling stockholders named in this prospectus that acquired the shares in connection with our acquisition of the Motorola Home business from General Instrument Holdings, Inc. and a financing transaction related thereto. The shares of common stock may be sold from time to time pursuant to this prospectus by the selling stockholders as described herein, including in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. If necessary, the specific manner in which the shares may be offered and sold will be described in a supplement to this prospectus. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus. See “Selling Stockholders” and “Plan of Distribution.”

The selling stockholders will receive all of the proceeds from any sales. We will not receive any of the proceeds. The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses. We are only paying expenses relating to the registration of the shares with the Securities and Exchange Commission.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “ARRS.” On June 27, 2013, the last reported sale price for our common stock on the NASDAQ Global Select Market was $14.54 per share.

Investing in our securities involves risk. See “Risk Factors” beginning on page 3 of this prospectus, as well as those contained or referenced in the applicable prospectus supplement and in our periodic reports and other information filed with the Securities and Exchange Commission, for a description of the various risks you should consider in evaluating an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 28, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) as a “well-know seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration, or continuing offering, process. Under the registration statement, the selling stockholders may, from time to time, sell the shares of common stock described in this prospectus in one or more offerings. This prospectus provides you with a description of the shares which may be offered by the selling stockholders. Each time a selling stockholder sells shares, the selling stockholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms of the shares of common stock being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those shares. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information” and “Incorporation by Reference.”

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find Additional Information.”

All references in this prospectus to the “Company”, “ARRIS”, “we”, “our”, or “us” refer to ARRIS Group, Inc., unless otherwise indicated or the context otherwise requires.

Neither we nor the selling stockholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus to be delivered to you. Neither we nor the selling stockholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), and are subject to risks and uncertainties.

All statements other than statements of historical facts included in this registration statement with respect to our financial condition, results of operations, and business, including statements that are based on current expectations, estimates, forecasts, and projections about the markets in which we operate and management’s beliefs and assumptions regarding these markets are forward-looking statements. When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “may,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “plan,” “continue,” “could be,” or similar variations thereof that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: our ability to integrate successfully the recently completed acquisition of the Motorola Home business, including opportunities, technology, personnel and operations resulting therefrom; the impact of rapidly changing technologies; the impact of competition on product development and pricing; our ability to react to changes in general industry and market conditions, including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect our business. Additional information regarding these and other factors can be found under the “Risk Factors” section of this prospectus beginning on page 3, any supplement to this prospectus and our reports filed under the Exchange Act with the SEC subsequent to the date of this prospectus and prior to the termination of the offering of common stock covered by this prospectus, which will be incorporated by reference herein.

We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements other than as may be required by applicable law or regulation.

THE COMPANY

The following summary contains basic information about us. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in our common stock, you should read this prospectus carefully, including the section entitled “Risk Factors,” and the information incorporated by reference in this prospectus.

Our Company

We are a premier video and broadband technology company that transforms how service providers worldwide deliver entertainment and communications without boundaries. Our powerful end-to-end platforms enable service and content providers to improve the way people connect – with each other and with their favorite content. Our vision and expertise continue to drive the industry’s innovations, as they have for more than 60 years. Headquartered north of Atlanta, in Suwanee, Georgia, we have R&D, sales and support centers throughout the world.

Our principal executive office is located at 3871 Lakefield Drive, Suwanee, Georgia 30024. Our telephone number is (678) 473-2000. Information about ARRIS is available on our internet website www.arrisi.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus and is not incorporated in any manner into this prospectus.

Our common stock trades on The Nasdaq Global Select Market under the ticker symbol “ARRS.”

Recent Developments

On April 17, 2013, we completed our acquisition of the Motorola Home business (the “Acquisition”) from General Instrument Holdings, Inc. (“General Instrument Holdings”), an indirect wholly-owned subsidiary of Google Inc. In connection with the Acquisition, General Instrument Holdings contributed all of the outstanding shares of General Instrument Corporation, a Delaware corporation, to us in return for approximately $2.24 billion in cash and 10,633,500 shares of our common stock. The cash portion of the consideration was funded with cash on hand, borrowings under our senior secured credit facilities and through the sale by us of 10,633,500 shares of our common stock to Comcast Alpha Holdings, LLC (“Comcast Alpha”), a subsidiary of Comcast Corporation, for $150 million in cash.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In evaluating an investment in our securities, you should consider carefully the risks described below, which discuss the most significant factors that affect an investment in our common stock, together with the other information included or incorporated by reference in this prospectus, including the reports that we file from time to time with the SEC, which are incorporated by reference into this prospectus and any applicable prospectus supplement. The risks discussed below include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.

Our business is dependent on customers’ capital spending on broadband communication systems, and reductions by customers in capital spending adversely affect our business.

Our performance is primarily dependent on customers’ capital spending for constructing, rebuilding, maintaining or upgrading broadband communications systems. Capital spending in the telecommunications industry is cyclical and can be curtailed or deferred on short notice. A variety of factors affect capital spending, and, therefore, our sales and profits, including:

•	general economic conditions;

•	customer specific financial or stock market conditions;

•	availability and cost of capital;

•	governmental regulation;

•	demands for network services;

•	competition from other providers of broadband and high-speed services;

•	acceptance of new services offered by our customers; and

•	real or perceived trends or uncertainties in these factors.

Several of our customers have accumulated significant levels of debt. These high debt levels, coupled with the continued turbulence and uncertainty in the capital markets, may impact their access to capital in the future. Even if the financial health of our customers remains intact, these customers may not purchase new equipment at levels we have seen in the past or expect in the future. While there are signs of improvement from the historical housing market disruptions and foreclosures, as well as the material disruptions in the credit markets that began in 2008, we cannot predict the impact, if any, of continued economic uncertainty or of specific customer financial challenges on our customer’s expansion and maintenance expenditures.

The markets in which we operate are intensely competitive, and competitive pressures may adversely affect our results of operations.

The broadband communication systems industry is extremely competitive and dynamic, requiring the companies that compete in the industry to react quickly and capitalize on change. This requires us to retain skilled and experienced personnel as well as to deploy substantial resources toward meeting the ever-changing demands of the industry. We compete with national and international manufacturers, distributors and wholesalers, including many companies that are larger than we are. Our major competitors include:

•	Aurora Networks;

•	Casa Systems, Inc.:

•	Cisco Systems, Inc.;

•	Commscope, Inc.;

•	Concurrent Computer Corporation;

•	Emcore Corporation;

•	Ericsson (TandbergTV);

•	Harmonic, Inc.;

•	Hitron Technologies Americas, Inc.;

•	Huawei;

•	Pace Plc;

•	RGB;

•	SeaChange, Inc.;

•	SMC Networks;

•	Technicolor, Inc.;

•	TVC Communications, Inc.;

•	Ubee Interactive, Inc.;

•	Vecima Networks Inc.; and

•	ZTE.

In some instances, notably our software products, our customers themselves may be our competition as they may develop their own software. The rapid technological changes occurring in broadband may lead to the entry of new competitors, including those with substantially greater resources than our own. Because the markets in which we compete are characterized by rapid growth and, in some cases, low barriers to entry, smaller niche market companies and start-up ventures also may become principal competitors in the future. Actions by existing competitors and the entry of new competitors may have an adverse effect on our sales and profitability. The broadband communications industry is further characterized by rapid technological change. In the future, technological advances could lead to the obsolescence of some of our current products, which could have a material adverse effect on our business.

Further, many of our larger competitors are in a better position to withstand any significant, sustained reduction in capital spending by customers. They often have broader product lines and market focus and therefore are not as susceptible to downturns in a particular market. In addition, several of our competitors have been in operation longer than we have been, and therefore they have more established relationships with domestic and foreign broadband service users. We may not be able to compete successfully in the future, and competition may negatively impact our business.

Consolidations in the telecommunications industry could result in delays or reductions in purchases of products, which would have a material adverse effect on our business.

The telecommunications industry has experienced the consolidation of many industry participants. When consolidations occur, it is possible that the acquirer will not continue using the same suppliers, thereby possibly resulting in an immediate or future elimination of sales opportunities for us or our competitors. Consolidations also could result in delays in purchasing decisions by the merged businesses. The purchasing decisions of the merged companies could have a material adverse effect on our business.

Our business is highly concentrated in the telecommunications industry, which is significantly impacted by technological change and open architecture solutions.

The cable television industry has gone through dramatic technological change resulting in Multiple Systems Operators (“MSOs”) rapidly migrating their business from a one-way television service to a two-way communications network enabling multiple services, such as high-speed Internet access, residential telephony services, business telephony services and Internet access, video on demand and advertising services. New services that are or may be offered by MSOs and other service providers, such as home security, power monitoring and control, high-definition television, 3-D television, and a host of other new home services are also based on and will be characterized by rapidly evolving technology. The development of increasing transmission speed, density and bandwidth for Internet traffic has also enabled the provision of high quality, feature length video over the Internet. This so called over-the-top IP video service enables content providers such as Netflix, Hulu and CBS and portals like Google to provide video services on-demand, bypassing traditional video service providers. As these service providers enhance their quality and scalability, MSOs are moving to match them and provide even more competitive services over their existing networks, as well as over-the-top IP video for delivery not only to televisions but to computers, tablets, and telephones in order to remain competitive. Our business is dependent on our ability to develop products that enable current and new customers to exploit these rapid technological changes. We believe the growth of over-the-top IP video represents a shift in the traditional video delivery paradigm, and we cannot predict the effect it will have on our business.

In addition, the cable industry has and will continue to demand a move toward open standards. The move toward open standards is expected to increase the number of MSOs that will offer new services. This trend is expected to increase the number of competitors and drive down the capital costs per subscriber deployed. These factors may adversely impact both our future revenues and margins.

The completion of the Motorola Home acquisition will have a significant impact on our operations and financial statements going forward.

In April 2013, we completed our acquisition of Motorola Home, whose business was significantly larger than ours prior to the acquisition. For the year ended December 31, 2012, Motorola Home had net sales of approximately $3.3 billion and total assets of approximately $2.5 billion, compared with our net sales of approximately $1.4 billion and total assets of $1.4 billion as of and for the year ended December 31, 2012. In addition, we increased our long-term debt by approximately $1.9 billion in connection with the acquisition. Given the significant increase in the size of our business as a result of the acquisition and the increase in our long-term debt, our historical results are not indicative of our combined operations going forward. In addition, as a result of the acquisition, we expect to reduce our reportable operating segments from three to two, as a result of changes in the way that we expect to manage and review our business going forward. Therefore the presentation of our financial results also will change significantly beginning with our financial results reported for the period ending June 30, 2013.

The anticipated benefits from acquiring Motorola Home may not be realized.

We acquired Motorola Home with the expectation that the transaction would result in various benefits, including, among other things, enhancing our current and future product offerings, strengthening our ability to capitalize on and manage changing industry trends and broadening our customer base.

The acquisition involves the combination of two companies that previously operated independently. The difficulties of combining Motorola Home’s operations with ours include:

•	combining the best practices of two companies, including research and development and sales functions;

•	the necessity of coordinating geographically separated organizations, systems and facilities;

•	integrating personnel with diverse business backgrounds and organizational cultures;

•	reducing the costs associated with each company’s operations; and

•	preserving important relationships of both ARRIS and Motorola Home and resolving potential conflicts that may arise.

The process of combining operations could cause an interruption of, or loss of momentum in, our business and the possible loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the acquisition and the integration of the two companies’ operations could have an adverse effect on the business, results of operations, financial condition or prospects of the combined company after the acquisition.

In addition, our ability to achieve the anticipated benefits of the acquisition is subject to a number of uncertainties discussed elsewhere, including:

•	our ability to take advantage of expected growth opportunities;

•	general market and economic conditions;

•	general competitive factors in the industry and marketplace; and

•	higher than expected costs required to achieve the anticipated benefits of the acquisition.

No assurance can be given that these benefits will be achieved or, if achieved, the timing of their achievement. Failure to achieve these anticipated benefits could result in increased costs and decreases in expected revenues and/or net income following the acquisition.

Our business has come primarily from a few key customers. The loss of one of these customers or a significant reduction in sales to one of these customers would have a material adverse effect on our business.

Our two largest customers (including their affiliates, as applicable) are Comcast Cable and Time Warner Cable. For the three months ended March 31, 2013, sales to Comcast Cable accounted for approximately 16.7% of our total revenue and sales to Time Warner Cable accounted for approximately 26.3% of our total revenue. While we expect greater overall customer diversification as a result of the Motorola Home acquisition, we also expect that sales to several customers, including Verizon, will significantly increase. The loss of one of our large customers, or a significant reduction in the products or services provided to any of them, would have a material adverse impact on our business. For many of these customers, we also are one of their largest suppliers. As a result, if from time-to-time customers elect to purchase products from our competitors in order to diversify their supplier base and to dual-source key products or to curtail purchasing due to budgetary or market conditions, such decisions could have material consequences to our business. In addition, because of the magnitude of our sales to these customers, the terms and timing of our sales are heavily negotiated, and even minor changes can have a significant impact upon our business.

We may face higher costs associated with protecting our intellectual property or obtaining necessary access to the intellectual property of others.

Our future success depends in part upon our proprietary technology, product development, technological expertise and distribution channels. We cannot predict whether we can protect our technology or whether competitors can develop similar technology independently. We have received, directly or indirectly, and expect to continue to receive, from third parties, including some of our competitors, notices claiming that we, or our customers using our products, have infringed upon third-party patents or other proprietary rights. We are a defendant in several proceedings (and other proceedings have been threatened) in which our customers were sued for patent infringement and sued, or made claims against, us and other suppliers for indemnification, and we may become involved in similar litigation involving these and other customers in the future, including as a result of our acquisition of Motorola Home. These claims, regardless of their merit, could result in costly litigation, divert the time, attention and resources of our management, delay our product shipments, and, in some cases, require us to enter into royalty or licensing agreements. If a claim of product infringement against us is successful and we fail to obtain a license or develop non-infringing technology, our business and operating results could be materially and adversely affected. In addition, the payment of any damages or any necessary licensing fees or indemnification costs associated with a patent infringement claim could be material and could also materially adversely affect our operating results.

Our indebtedness significantly increased in connection with our Motorola Home acquisition, which could limit our operations and opportunities, make it more difficult for us to pay or refinance our debts and/or may cause us to issue additional equity in the future, which would increase the dilution of our stockholders or reduce earnings.

As of March 31, 2013, we had approximately $232 million in total indebtedness. In connection with the acquisition of Motorola Home, we incurred approximately $1.9 billion of additional debt. In addition, we obtained a $250 million revolving line of credit to support our working capital needs following the acquisition. Our debt service obligations with respect to this increased indebtedness could have an adverse impact on our earnings and cash flows for as long as the indebtedness is outstanding.

This increased indebtedness could also have important consequences to stockholders. For example, it could:

•

make it more difficult for us to pay or refinance our debts as they become due during adverse economic and industry conditions because any decrease in revenues could cause us to not have sufficient cash flows from operations to make our scheduled debt payments;

•

limit our flexibility to pursue other strategic opportunities or react to changes in our business and the industry in which we operate and, consequently, place us at a competitive disadvantage to competitors with less debt;

•

require a substantial portion of our cash flows from operations to be used for debt service payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes; and

•	result in higher interest expense in the event of increases in interest rates since the majority of our debt is subject to variable rates.

Based upon current levels of operations, we expect to be able to generate sufficient cash on a consolidated basis to make all of the principal and interest payments when such payments are due under our senior secured credit facilities, indentures and other instruments governing our indebtedness; but there can be no assurance that we will be able to repay or refinance such borrowings and obligations.

We may consider it appropriate to reduce the amount of indebtedness currently outstanding. This may be accomplished in several ways, including issuing additional shares of common stock or securities convertible into shares of common stock, reducing discretionary uses of cash or a combination of these and other measures. Issuances of additional shares of common stock or securities convertible into shares of common stock would have the effect of diluting the ownership percentage that stockholders will hold in the company and might reduce our reported earnings per share.

We have substantial goodwill and amortizable intangible assets.

Our financial statements reflect substantial goodwill and intangible assets, approximately $194.0 million and $86.9 million, respectively, as of March 31, 2013, that were recognized in connection with the acquisitions that we have made prior to the Motorola Home acquisition. The recently acquired Motorola Home assets and liabilities were recognized and measured, as of the acquisition date, at their respective fair values. The total consideration transferred was assigned to the Motorola Home tangible assets and liabilities and identifiable intangible assets acquired based on their fair values as of the acquisition date. The excess of the consideration transferred over those fair values was recorded as goodwill that will be reflected in our financial statements for the quarter ending June 30, 2013.

We annually (and more frequently if changes in circumstances indicate that the asset may be impaired) review the carrying amount of our goodwill in order to determine whether it has been impaired for accounting purposes. In general, if the fair value of the corresponding reporting unit’s goodwill is less that the carrying value of the goodwill, we record an impairment. The determination of fair value is dependent upon a number of factors, including assumptions about future cash flows and growth rates that are based on our current and long-term business plans. With respect to the amortizable intangible assets, we test recoverability when events or changes in circumstances indicate that their carrying amounts may not be recoverable. Examples of such circumstances include, but are not limited to, operating or cash flow losses from the use of such assets or changes in our intended uses of such assets. If we determine that an asset or asset group is not recoverable, then we would record an impairment charge if the carrying value of the asset or asset group exceeds its fair value. Fair value is based on estimated discounted future cash flows expected to be generated by the asset or asset group. The assumptions underlying cash flow projections would represent management’s best estimates at the time of the impairment review.

We recorded a non-cash goodwill impairment charge of $41.2 million and a non-cash intangible asset impairment charge of $47.4 million relating to our Media & Communications Systems reporting unit during the fourth quarter of 2011. No goodwill or intangible asset impairments were recorded in 2010 or 2012. As the ongoing expected cash flows and carrying amounts of our remaining goodwill and intangible assets are assessed, changes in the economic conditions, changes to our business strategy, changes in operating performance or other indicators of impairment could cause us to realize additional impairment charges in the future. For additional information, see the discussion under “Critical Accounting Policies” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference herein.

We may have difficulty in forecasting our sales.

Because a significant portion of the purchases by our customers are discretionary and because of the recent completion of the acquisition of Motorola Home, accurately forecasting our sales is difficult. In addition, in recent years our customers have submitted their purchase orders less evenly over the course of each quarter and year and with shorter lead times than they have historically. This has made it even more difficult for us to forecast sales and other financial measures, which can result in us maintaining inventory levels that are too high or too low for our ultimate needs.

Our business has and is expected to have higher levels of software sales, which may result in greater volatility in our operating results.

The level of our Media & Communications Systems sales fluctuates significantly quarter to quarter, which results in greater volatility of our operating results than has been typical in the past, when the main source of volatility was the high proportion of quick-turn product sales. The timing of revenue recognition on software and system sales is based on specific contract terms and, in certain cases, is dependent upon completion of certain activities and customer acceptance which are difficult to forecast accurately. In addition, the level of software sales in our BCS segment is expected to increase.

Because the gross margins associated with software and systems sales are substantially higher than our average gross margins, fluctuations in quarterly software sales have a disproportionate effect on operating results and earnings per share and could result in our operating results falling short of the expectations of the investment community.

Products currently under development may fail to realize anticipated benefits.

Rapidly changing technologies, evolving industry standards, frequent new product introductions and relatively short product life cycles characterize the markets for our products. The technology applications that we currently are developing may not ultimately be successful. Even if the products in development are successfully brought to market, they may not be widely used or we may not be able to capitalize successfully on their technology. To compete successfully, we must quickly design, develop, manufacture and sell new or enhanced products that provide increasingly higher levels of performance and reliability. However, we may not be able to develop or introduce these products successfully if they:

•	are not cost-effective;

•	are not brought to market in a timely manner;

•	fail to achieve market acceptance; or

•	fail to meet industry certification standards.

Furthermore, our competitors may develop similar or alternative technologies that, if successful, could have a material adverse effect on us. Our strategic alliances are based on business relationships that have not been the subject of written agreements expressly providing for the alliance to continue for a significant period of time. The loss of a strategic relationship could have a material adverse effect on the progress of new products under development with that third party.

Our success depends on our ability to attract and retain qualified personnel in all facets of our operations.

Competition for qualified personnel is intense, and we may not be successful in attracting and retaining key personnel, which could impact our ability to maintain and grow our operations. Our future success will depend, to a significant extent, on the ability of our management to operate effectively. In the past, competitors and others have attempted to recruit our employees and their attempts may continue. The loss of services of any key personnel, the inability to attract and retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and other technical professionals, could negatively affect our business.

We are substantially dependent on contract manufacturers, and an inability to obtain adequate and timely delivery of supplies could adversely affect our business.

Many components, subassemblies and modules necessary for the manufacture or integration of our products are obtained from a sole supplier or a limited group of suppliers. Our reliance on sole or limited suppliers, particularly foreign suppliers, and our reliance on subcontractors involves several risks, including a potential inability to obtain an adequate supply of required components, subassemblies or modules and reduced control over pricing, quality and timely delivery of components, subassemblies or modules. Historically, we have not maintained long-term agreements with any of our suppliers or subcontractors. An inability to obtain adequate deliveries or any other circumstance that would require us to seek alternative sources of supply could affect our ability to ship products on a timely basis. Any inability to reliably ship our products on time could damage relationships with current and prospective customers and harm our business.

Our international operations would be adversely affected by any decline in the demand for broadband systems designs and equipment in international markets.

Sales of broadband communications equipment into international markets are an important part of our business and these international sales are expected to increase as a result of the Motorola Home acquisition. Our products are marketed and made available to existing and new potential international customers. In addition, United States broadband system designs and equipment are increasingly being employed in international markets, where market penetration is relatively lower than in the United States. While international operations are expected to comprise an integral part of our future business, international markets may no longer continue to develop at the current rate, or at all. We may fail to receive additional contracts to supply equipment in these markets.

Our international operations may be adversely affected by changes in the foreign laws in the countries in which we and our manufacturers and assemblers have plants.

A significant portion of our products are manufactured or assembled in China and Mexico. The governments of the foreign countries in which our products are manufactured may pass laws that impair our operations, such as laws that impose exorbitant tax obligations or nationalize these manufacturing facilities.

In addition, we own a manufacturing facility located in Tijuana, Mexico. This operation is exposed to certain risks as a result of its location, including:

•	changes in international trade laws, such as the North American Free Trade Agreement and Prosec, affecting our import and export activities;

•	changes in, or expiration of, the Mexican government’s IMMEX (Manufacturing Industry Maquiladora and Export Services) program, which provides economic benefits to us;

•	changes in labor laws and regulations affecting our ability to hire and retain employees;

•	fluctuations of foreign currency and exchange controls;

•	potential political instability and changes in the Mexican government;

•	potential regulatory changes; and

•	general economic conditions in Mexico.

Any of these risks could interfere with the operation of this facility and result in reduced production, increased costs, or both. In the event that production capacity of this facility is reduced, we could fail to ship products on schedule and could face a reduction in future orders from dissatisfied customers. If our costs to operate this facility increase, our margins would decrease. Reduced shipments and margins would have an adverse effect on our financial results.

Regional instability in Israel may adversely affect business conditions, including the operations of our contract manufacturers, and may disrupt our operations and negatively affect our operating results.

A portion of our research and development operations and a portion of our contract manufacturing occurs in Israel. We also have customer service, marketing and general and administrative employees at our Israeli facility. Accordingly, we are directly influenced by the political, economic and military conditions affecting Israel, and any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could significantly harm our business. In addition, in the past, Israel and companies doing business with Israel have been the subject of economic boycott. Israel has also been and continues to be subject to civil unrest and terrorist activity, with varying levels of severity. Security and political conditions may have an adverse impact on our business in the future. Hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and make it more difficult for us to retain or recruit qualified personnel in Israel.

In addition, most of our employees in Israel are obligated to perform annual reserve duty in the Israeli Defense Forces and several have been called for active military duty in connection with intermittent hostilities over the years. Should hostilities in the region escalate again, some of our employees would likely be called to active military duty, possibly resulting in interruptions in our sales and development efforts and other impacts on our business and operations, which we cannot currently assess.

We face risks relating to currency fluctuations and currency exchange.

On an ongoing basis we are exposed to various changes in foreign currency rates because significant sales are denominated in foreign currencies. These changes can impact our results of operations, cash flows and financial position. We manage these risks through regular operating and financing activities and periodically use derivative financial instruments such as foreign exchange forward and option contracts. There can be no assurance that our risk management strategies will be effective.

We also may encounter difficulties in converting our earnings from international operations to U.S. dollars for use in the United States. These obstacles may include problems moving funds out of the countries in which the funds were earned and difficulties in collecting accounts receivable in foreign countries where the usual accounts receivable payment cycle is longer.

We depend on channel partners to sell our products in certain regions and are subject to risks associated with these arrangements.

We utilize distributors, value-added resellers, system integrators, and manufacturers’ representatives to sell our products to certain customers and in certain geographic regions to improve our access to these customers and regions and to lower our overall cost of sales and post-sales support. Our sales through channel partners are subject to a number of risks, including:

•	ability of our selected channel partners to effectively sell our products to end customers;

•	our ability to continue channel partner arrangements into the future since most are for a limited term and subject to mutual agreement to extend;

•	a reduction in gross margins realized on sale of our products; and

•	a diminution of contact with end customers which, over time, could adversely impact our ability to develop new products that meet customers’ evolving requirements.

As a holding company, we will be dependent on the operations and funds of our subsidiaries.

On April 16, 2013, we completed a reorganization pursuant to which ARRIS became a holding company with no business operations of its own. ARRIS’ only significant assets are the outstanding equity interests in its subsidiaries, including those acquired with Motorola Home. As a result, we rely on payments from our subsidiaries to meet our obligations.

We currently expect that a significant portion of the cash flows of our subsidiaries upon the completion of the reorganization will be retained and used by them in their operations, including to service any debt obligations of ARRIS. Additionally, under the terms of our senior secured credit facilities, our subsidiaries may be restricted in their ability to pay cash dividends or to make other distributions to the new holding company.

The acquisition of Motorola Home may not be accretive to our earnings and may cause dilution to our earnings per share, which may negatively affect the market price of our common stock.

We currently anticipate that the acquisition will be accretive to our earnings per share in the first full year following the completion of the acquisition and thereafter. This expectation is based on preliminary estimates that may materially change. We may encounter additional integration-related costs, may fail to realize all of the benefits anticipated in the acquisition or be subject to other factors that adversely affect preliminary estimates. Any of these factors could cause delay or significantly reduce the expected accretive effect of the acquisition and contribute to a decrease in the price of our common stock.

Our stock price has been and may continue to be volatile.

Our common stock is currently traded on The NASDAQ Global Select Market. The trading price of our common stock has been and may continue to be subject to large fluctuations. Our stock price may increase or decrease in response to a number of events and factors including:

•	future announcements concerning us, key customers or competitors;

•	quarterly variations in operating results;

•	changes in financial estimates and recommendations by securities analysts;

•	developments with respect to technology or litigation;

•	the operating and stock price performance of our competitors; and

•	acquisitions and financings.

Fluctuations in the stock market, generally, also impact the volatility of our stock price. General stock market movements may adversely affect the price of our common stock, regardless of our operating performance.

Cyber-security incidents, including data security breaches or computer viruses, could harm our business by disrupting our delivery of services, damaging our reputation or exposing us to liability.

We receive, process, store and transmit, often electronically, the confidential data of our clients and others. Unauthorized access to our computer systems or stored data could result in the theft or improper disclosure of confidential information or the deletion or modification of records or could cause interruptions in our operations. These cyber-security risks increase when we transmit information from one location to another, including transmissions over the Internet or other electronic networks. Despite implemented security measures, our facilities, systems and procedures, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming and/or human errors or other similar events which may disrupt our delivery of services or expose the confidential information of our clients and others. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our clients or others, whether by us or a third party, could (i) subject us to civil and criminal penalties, (ii) have a negative impact on our reputation, or (iii) expose us to liability to our clients, third parties or government authorities. Any of these developments could have a material adverse effect on our business, results of operations and financial condition. We have not experienced any such incidents that have material consequences to date.

We do not intend to pay cash dividends in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. In addition, our ability to pay dividends is limited by the terms of our senior secured credit facilities. Payment of dividends in the future will depend on, among other things, business conditions, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant.

We have the ability to issue preferred shares without stockholder approval.

Our common stock may be subordinate to classes of preferred shares issued in the future in the payment of dividends and other distributions made with respect to common stock, including distributions upon liquidation or dissolution. Our Amended and Restated Certificate of Incorporation permits our board of directors to issue preferred shares without first obtaining stockholder approval. If we issued preferred shares, these additional securities may have dividend or liquidation preferences senior to the common stock. If we issue convertible preferred shares, a subsequent conversion may dilute the current common stockholders’ interest.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered and sold pursuant to this prospectus. We, and not the selling stockholders, will pay the costs, expenses and fees in connection with the registration of the shares covered by this prospectus, but the selling stockholders will pay all discounts, commissions or brokers’ fees or fees of similar securities industry professionals and transfer taxes, if any, attributable to sales of the shares.

SELLING STOCKHOLDERS

The shares of our common stock covered by this prospectus are being offered by the selling stockholders listed in the table below. This prospectus will not cover subsequent sales of common stock purchased from a selling stockholder named in this prospectus. No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective.

The following table sets forth the maximum number of shares of our common stock to be sold by the selling stockholders and the number of shares of our common stock to be owned by such selling stockholders after completion of the offering. We enter into customer agreements with affiliates of Comcast Corporation, the parent company of Comcast Alpha, in the ordinary course of business, and Comcast Corporation (including its affiliates) has been one of our largest customers for the past three years. Sales to Comcast Corporation (and its affiliates) represented 31.2%, 26.4% and 24.7%, respectively, of our total sales for the years ended December 31, 2012, 2011 and 2010 and 16.7% of our total sales for the three months ended March 31, 2013. None of the selling stockholders listed below has held any position, office, or had any other material relationship within the past three years, with us or with any of our predecessors or affiliates.

We prepared the table based on information supplied to us by the selling stockholders. We have not sought to verify such information. Additionally, the selling stockholders may have sold or transferred some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling stockholders may also change over time.

Except as otherwise indicated and subject to the limitations listed in the prior paragraph, each selling stockholder has sole voting and dispositive power with respect to such shares.

	Shares Beneficially Owned Prior to the Offering(2)		Shares Offered Hereby	Shares Beneficially Owned After the Offering(2)(3)
Name	Number	Percentage		Number	Percentage
Google Inc.(1)	10,633,500	7.7%	10,633,500	—	N.A.
Comcast Alpha Holdings, LLC	10,633,500	7.7%	10,633,500	—	N.A.

(1)	Google Inc. holds its shares of ARRIS common stock through its indirect wholly-owned subsidiary, General Instrument Holdings.
(2)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and includes shares as to which the stockholder has sole or shared voting power or investment power and also any shares that the stockholder has the right to acquire within sixty (60) days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warranty or other right. The beneficial ownership percentage is based on 138,113,451 shares outstanding as of June 26, 2013.

(3)	Assumes the sale of all shares offered under this prospectus by the relevant selling stockholder.

PLAN OF DISTRIBUTION

We are registering the sale of the shares of common stock covered by this prospectus to permit the selling stockholders to conduct public secondary trading of such shares from time to time after the date of this prospectus. The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest, selling common stock received from a named selling stockholder as a gift, distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be deemed to be a selling stockholder), may sell this common stock from time to time, provided that this prospectus has been amended under the Securities Act to include the name of such transferee(s) in the list of selling stockholders under this prospectus, on any national securities exchange or automated interdealer quotation system on which the shares are listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at fixed prices which may change from time to time, at varying prices determined at the time of sale or at prices otherwise negotiated. The selling stockholders may sell the common stock by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales;

•	the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

•	through the writing of options, swaps or other derivatives, whether or not listed on an exchange;

•	through the distribution of the securities by any selling stockholder to its affiliates, partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods for sale or by any other legally available means.

The selling stockholders may also transfer the common stock by gift. To our knowledge, there are currently no plans, arrangements or understandings by the selling stockholders for the sale or transfer of any of the common stock.

The selling stockholders may engage broker-dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These broker-dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. If the broker-dealer is unable to sell the shares of common stock acting as an agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions in any national securities exchange or automated interdealer quotation system on which the securities are listed or quoted at the time of sale, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions.

Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares of common stock are covered by this prospectus.

To the extent required under the Securities Act, the aggregate amount of a selling stockholder’s shares of common stock being offered and the terms of the offering, the names of any agents, broker-dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares of common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of a selling stockholder’s shares of common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares of common stock sold by them (details of which will be set forth in a supplemental prospectus) may be deemed to be underwriting discounts and commissions under the Securities Act. A selling stockholder that is deemed to be an “underwriter” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. In addition, underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

A selling stockholder may enter into short sales or hedging transactions with third parties, and the third parties may engage, as principals for their own account, in short sales or other transfers of shares of our common stock in the course of hedging the positions they assume with such selling stockholder, including, without limitation, in connection with distributions of shares of common stock by those third parties. A selling stockholder may enter into option or other transactions with third parties that involve the delivery of the shares of common stock offered hereby to those third parties, who may then resell or otherwise transfer those shares of common stock. A selling stockholder may also loan or pledge, hypothecate or grant a security interest in the shares of common stock offered hereby to a third party who may then sell or otherwise transfer the shares of common stock so loaned or pledged, including upon foreclosure in the event of default. If the applicable prospectus supplement indicates, in connection with any such transaction, the third party may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions, in accordance with applicable law. If so, the third party may use securities pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholder or others in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in an amendment to this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders or any other person. The anti-manipulation rules under the Exchange Act may apply to sales of the shares of common stock in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have agreed to indemnify, in certain circumstances, the selling stockholders and their directors, officers, advisors, managers, employees and agents, and each person, if any, who controls the selling stockholders within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and such controlling persons’ directors, officers, advisors, managers, employees and agents, against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act. We may also agree to provide indemnification to underwriters, dealers, agents and others who participate in the distribution of the shares of common stock with respect to some liabilities, including liabilities arising under the Securities Act, and provide contribution with respect to payments that they may be required to make in connection with such liabilities. The general terms of any indemnification or contribution will be described in the applicable prospectus supplement.

The shares of common stock offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. Pursuant to the registration rights agreements between us and each of the selling stockholders, we agreed to register the shares of common stock under the Securities Act, and to keep the registration statement, of which this prospectus is a part, effective until the later of: (i) (A) two years after the effective date of such registration statement and (B) the date on which neither of the selling stockholders nor any of their respective affiliates are affiliates of ARRIS; (ii) the date a registration statement with respect to such shares of common stock shall have become effective under the Securities Act and such shares of common stock shall have actually been sold or transferred pursuant to such registration statement; (iii) the date such shares of common stock have been transferred in compliance with Rule 144 promulgated under the Securities Act (or any successor provision thereto); (iv) the date such shares of common stock shall have been otherwise transferred (other than to an affiliate of the selling stockholder) and (A) new certificates for such shares not bearing a legend restricting transfer under the Securities Act shall have been delivered by the Company and (B) may be publicly resold (without volume or method of sale restrictions) without registration under the Securities Act; or (v) such shares of common stock shall have ceased to be outstanding. We have agreed to pay all expenses in connection with this offering, excluding underwriting and placement discounts and commissions, agency and placement fees, broker’s commissions and transfer taxes, if any.

We will not receive any proceeds from the sales of any shares of common stock by the selling stockholders.

We cannot assure you that the selling stockholders will sell all or any portion of the shares offered hereby pursuant to this prospectus, or otherwise. We also cannot assure you of the number of shares, if any, that may be sold by the selling stockholders hereby. See the section in this prospectus entitled “Selling Stockholders” beginning on page 13 for additional information.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Troutman Sanders LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of ARRIS Group, Inc. incorporated by reference in ARRIS Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012 (including the schedule appearing therein), and the effectiveness of ARRIS Group, Inc.’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of the Home Business of Motorola Mobility LLC, a wholly owned subsidiary of Google Inc. (Successor) as of December 31, 2012 and the Home Business of Motorola Mobility LLC (Predecessor) as of December 31, 2011, and for the period from May 23, 2012 to December 31, 2012 (Successor period), and the period from January 1, 2012 to May 22, 2012 and for the years ended December 31, 2011 and 2010 (Predecessor periods), have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC with respect to the common stock covered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the information requirements of the Exchange Act, which means that we are required to file reports, proxy statements, and other information, all of which are available for review and copying at the Public Reference Room of the SEC, 100 F. Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

We also maintain an Internet website at http://www.arrisi.com, which provides additional information about our company through which you can also access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this registration statement and prospectus the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of common stock covered by this prospectus, other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 27, 2013;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 8, 2013;

•	the Company’s Current Reports on Form 8-K, filed with the SEC on April 2, 2013, April 16, 2013, April 18, 2013 (as subsequently amended on June 28, 2013), May 1, 2013 and June 11, 2013; and

•

the description of the Company’s Common Stock, par value $0.01, contained in the Company’s Registration Statement on Form 8-A, as filed on August 3, 2001, as amended by the Company’s Registration Statement on Form 8-A/A as filed on August 7, 2001, including any amendments or reports filed for the purpose of updating such descriptions.

You may request a copy of these filings (excluding an exhibit to a filing, unless that exhibit is specifically incorporated by reference into such filing), at no cost, by written or oral request made to us at the following address or telephone number:

ARRIS Group, Inc.

3871 Lakefield Drive, Suwanee, Georgia 30024

Attention: Investor Relations

Telephone: (678) 473-2000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses payable by us in connection with the sale of the securities being registered hereunder. None of the expenses set forth herein shall be borne by the selling stockholders. All of the amounts shown below are estimates, except for the SEC registration fee.

Amount to be paid
SEC registration fee	$41,859
Accounting fees and expenses	$8,000
Legal fees and expenses	$10,000
Miscellaneous	$3,000

Total	$62,859

Item 15.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in any action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred.

Reference is also made to Section 102(b)(7) of the DGCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (having to do with unlawful payment of dividends or unlawful stock purchase redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

The certificate of incorporation of the Company provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the DGCL and the by-laws of the Company provide that the Company shall indemnify its directors and officers to the full extent permitted by Section 145 of the DGCL.

The Company has directors and officers liability insurance that insures the directors and officers of the Company against certain liabilities.

Item 16.	Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Exhibit

4.1

Amended and Restated Certificate of Incorporation of ARRIS Group, Inc. (restated solely for purposes of Item 601(b)(3) of Regulation S-K to reflect amendments effective after the adoption of the Amended and Restated Certificate of Incorporation) (incorporated herein by reference to Exhibit 3.1 to ARRIS Group, Inc.’s Current Report on Form 8-K, filed with the SEC on April 16, 2013).

4.2	Bylaws of ARRIS Group, Inc. (incorporated herein by reference to Exhibit 3.2 to ARRIS Group, Inc.’s Current Report on Form 8-K filed with the SEC on April 16, 2013).

4.3	Form of Common Stock Certificate of ARRIS Group, Inc. (incorporated herein by reference to Exhibit 4.1 to ARRIS Group, Inc.’s Current Report on Form 8-K, filed with the SEC on April 16, 2013).

4.4

Registration Rights Agreement with General Instrument Holdings, Inc. (incorporated herein by reference to Exhibit 4.1 to ARRIS Group, Inc.’s Current Report on Form 8-K, filed with the SEC on April 18, 2013).

4.5

Registration Rights Agreement with Comcast Alpha Holdings, LLC (incorporated herein by reference to Exhibit 4.2 to ARRIS Group, Inc.’s Current Report on Form 8-K, filed with the SEC on April 18, 2013).

5.1	Opinion of Troutman Sanders LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Troutman Sanders LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page of this registration statement).

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suwanee, State of Georgia, on June June 28, 2013.

ARRIS GROUP, INC.

By:	/s/ Robert J. Stanzione
Robert J. Stanzione
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David B. Potts and Lawrence A. Margolis, or either of them, such person’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including any post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Robert J. Stanzione Robert J. Stanzione	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 28, 2013

/s/ David B. Potts David B. Potts	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 28, 2013

/s/ Alex B. Best Alex B. Best	Director	June 28, 2013

/s/ Harry L. Bosco Harry L. Bosco	Director	June 28, 2013

/s/ James A. Chiddix James A. Chiddix	Director	June 28, 2013

/s/ John A. Craig John A. Craig	Director	June 28, 2013

/s/ Andrew T. Heller Andrew T. Heller	Director	June 28, 2013

/s/ Matthew B. Kearney Matthew B. Kearney	Director	June 28, 2013

/s/ Debora J. Wilson Debora J. Wilson	Director	June 28, 2013

/s/ David A. Woodle David A. Woodle	Director	June 28, 2013

Exhibit Number	Description of Exhibit

4.1

Amended and Restated Certificate of Incorporation of ARRIS Group, Inc. (restated solely for purposes of Item 601(b)(3) of Regulation S-K to reflect amendments effective after the adoption of the Amended and Restated Certificate of Incorporation) (incorporated herein by reference to Exhibit 3.1 to ARRIS Group, Inc.’s Current Report on Form 8-K, filed with the SEC on April 16, 2013).

4.2	Bylaws of ARRIS Group, Inc. (incorporated herein by reference to Exhibit 3.2 to ARRIS Group, Inc.’s Current Report on Form 8-K filed with the SEC on April 16, 2013).

4.3	Form of Common Stock Certificate of ARRIS Group, Inc. (incorporated herein by reference to Exhibit 4.1 to ARRIS Group, Inc.’s Current Report on Form 8-K, filed with the SEC on April 16, 2013).

4.4

Registration Rights Agreement with General Instrument Holdings, Inc. (incorporated herein by reference to Exhibit 4.1 to ARRIS Group, Inc.’s Current Report on Form 8-K, filed with the SEC on April 18, 2013).

4.5

Registration Rights Agreement with Comcast Alpha Holdings, LLC (incorporated herein by reference to Exhibit 4.2 to ARRIS Group, Inc.’s Current Report on Form 8-K, filed with the SEC on April 18, 2013).

5.1	Opinion of Troutman Sanders LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of KPMG LLP.

23.3	Consent of Troutman Sanders LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page of this registration statement).